Exhibit 99.1

Energy XXI Provides Production, Financial and Operations Update

•	Production back to near pre-storm levels

•	Recompletion programs continue to exceed pre-work estimates

•	Bank redetermination adds flexibility to possibly buy back common stock

HOUSTON – September 20, 2011 – Energy XXI (NASDAQ: EXXI) (AIM: EXXI) today provided an  update to production, financial activities and results of the recompletion programs at the South Pass 89 and Grand Isle fields.  The company also provided an update to the ultra-deep exploration program.

Production Update

Energy XXI’s production has returned to near pre-storm levels of approximately 44,000 barrels of oil equivalent per day (BOE/d).  The storm did force the company to operate with only essential personnel from Sept. 1, 2011 to Sept. 6, 2011.  As a result, about half of the company’s production was temporarily taken offline as certain third-party pipelines were forced to shut to maintain safe operations.  Approximately 170,000 BOE has been deferred and will be produced in the future.  Since Sept.1, 2011 production has averaged 33,500 BOE/d.  Even with the storm’s impact the company expects production for the quarter to range between 40,000 BOE/d and 41,500 BOE/d and that lease operating expenses will be reduced approximately three to four dollars per barrel as compared to quarter ended June 30, 2011.

“Our teams in the field did an excellent job in maintaining production levels during the latest storm,” Chairman and Chief Executive Officer John Schiller said.  “The storm related downtime caused us to stop drilling and development activities, which I am happy to say has returned to normal levels.  For the third consecutive year windstorm season has had a minimal impact to Energy XXI’s overall operations.”

Financial Update

For the 2012 fiscal first quarter the company expects to have approximately $30 million in incremental cash from monetized hedges on West Texas Intermediate (WTI) which totaled $23.3 million and other items not related to operations.  Simultaneously, the company replaced the WTI positions with new Brent hedges.  The new hedge positions can be found on the company’s website under the financial tab in the investor relations section.  Mr. Schiller commented, “We are fortunate to have our crude price based off heavy Louisiana sweet crude which has been trading at a premium to Brent.  For the quarter ended Sept. 30, 2011, we expect our pre-hedge crude realization to be approximately $110 per barrel which translates to approximately $95 per barrel after impacts of hedges.”

 Energy XXI’s banks have confirmed the company’s borrowing base at $750 million and in addition, have agreed to provide the company with increased flexibility to distribute cash for investments and other purposes based upon the company meeting minimum liquidity and maximum revolver utilization thresholds, subject to final documentation.  This flexibility in the balance sheet will allow the company to use free cash flow to buy back shares of the company’s common stock or to buy back bonds to reduce overall debt.

Exploration and Development Activity

Within the company’s core producing properties, located offshore Louisiana, the ongoing six-well recompletion program at the South Pass 89 field continues to be successful.  The A-2 well (100% WI/ 83% NRI) completed mid-August is currently flowing 4.8 million cubic feet per day and 106 barrels of oil per day (910 BOE/d) with 2,060 pounds of flowing tubing pressure.  Production levels at South Pass 89 continue to exceed the company’s pre-work estimates.
At the Grand Isle field, the multi-well recompletion program continues.  The P-38 well (100% WI/ 87% NRI) was dually completed and projected to deliver 900 BOE/d.  The well is currently flowing 6.2 million cubic feet per day and 81 barrels of oil per day (1,118 BOE/d) with 2,450 pounds of flowing tubing pressure on the short string and 1,525 pounds of flowing tubing pressure on the long string.
Within the shallow-water, ultra-deep Gulf of Mexico shelf program, the McMoRan-operated partnership has continued activity at the Blackbeard East and Lafitte exploratory wells and actively continues preparations to bring on the Davy Jones discovery well by year end.
The Davy Jones discovery well (18% WI/12.6% NRI) is set to begin flow testing later this calendar year.  All equipment is on schedule and installation of the production facilities is scheduled to begin next week.
The Blackbeard East exploration well (18% WI/14.35% NRI), located in 80 feet of water on South Timbalier Block 144, is drilling at 31,545 feet toward a target depth of 34,000 feet.
  The Lafitte exploration well (18% WI/14.6% NRI) commenced drilling on Oct. 3, 2010 towards a proposed total depth of 29,950 feet, targeting Miocene objectives below the salt weld.  The well was drilled to 27,000 feet and logged.  Initial evaluation of the logs showed 95 feet of potential net pay.  Casing has been run to 26,900 feet, the company plans to continue drilling to the permitted depth of 29,950 feet.  Lafitte is located on Eugene Island Block 223 in 140 feet of water.

Forward-Looking Statements
All statements included in this release relating to future plans, projects, events or conditions and all other statements other than statements of historical fact included in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions, including changes in long-term oil and gas prices or other market conditions affecting the oil and gas industry, reservoir performance, the outcome of commercial negotiations and changes in technical or operating conditions, among others, that could cause actual results, including project plans and related expenditures and resource recoveries, to differ materially from those described in the forward-looking statements. Energy XXI assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

Competent Person Disclosure
The technical information contained in this announcement relating to operations adheres to the standard set by the Society of Petroleum Engineers.  Bobby Poirrier, Jr., Vice President of Corporate Development and Treasury, a Petroleum Engineer, is the qualified person who has reviewed and approved the technical information contained in this announcement.

About the Company
Energy XXI is an independent oil and natural gas exploration and production company whose growth strategy emphasizes acquisitions, enhanced by its value-added organic drilling program. The company’s properties are located in the U.S. Gulf of Mexico waters and the Gulf Coast onshore.  Seymour Pierce is Energy XXI’s listing broker in the United Kingdom.  To learn more, visit the Energy XXI website at www.EnergyXXI.com.

GLOSSARY

Barrel – unit of measure for oil and petroleum products, equivalent to 42 U.S. gallons.

Bcfe – billion cubic feet equivalent, used to equate liquid barrels to natural gas volumes at a general conversion rate of 6,000 cubic feet of gas per barrel.

BOE – barrels of oil equivalent, used to equate natural gas volumes to liquid barrels at a general conversion rate of 6,000 cubic feet of gas per barrel.

BOE/d – barrels of oil equivalent per day.

Field – an area consisting of a single reservoir or multiple reservoirs all grouped on, or related to, the same individual geological structural feature or stratigraphic condition. The field name refers to the surface area, although it may refer to both the surface and the underground productive formations.

MBOE – thousand barrels of oil equivalent.

MMBOE – million barrels of oil equivalent.

MD – measured depth.

Net Pay – cumulative hydrocarbon-bearing formations.

Net Revenue Interest (NRI) – the percentage of production revenue allocated to the working interest after first deducting proceeds allocated to royalty and overriding interest.

Spud – to begin drilling a well.

TD – target total depth of a well.

TD’d – to finish drilling a well.

TVD – total vertical depth.

Working Interest (WI) – the interest held in lands by virtue of a lease, operating agreement, fee title or otherwise, under which the owner of the interest is vested with the right to explore for, develop, produce and own oil, gas or other minerals and bears the proportional cost of such operations.

Workover / Recompletion – operations on a producing well to restore or increase production. A workover or recompletion may be performed to stimulate the well, remove sand or wax from the wellbore, to mechanically repair the well, or for other reasons.

Enquiries of the Company

Energy XXI
Stewart Lawrence
Vice President, Investor Relations and Communications
713-351-3006
slawrence@energyxxi.com

Greg Smith
Director, Investor Relations
713-351-3149
gsmith@energyxxi.com

Seymour Pierce
Nominated Adviser: Jonathan Wright, Jeremy Porter
Corporate Broking: Richard Redmayne
Tel: +44 (0) 20 7107 8000

Pelham Bell Pottinger
James Henderson
jhenderson@pelhambellpottinger.co.uk

Mark Antelme
mantelme@pelhambellpottinger.co.uk
+44 (0) 20 7861 3232